DIONEX CORPORATION
501 MERCURY DRIVE
SUNNYVALE, CALIFORNIA 94085
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 2000
TO THE STOCKHOLDERS OF DIONEX CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the "Company"), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Friday, October 27, 2000 at 9:00 a.m. for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 11, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES C. GAITHER
Secretary
Sunnyvale, California
September 11, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. STOCKHOLDERS WITH SHARES REGISTERED DIRECTLY WITH THE COMPANY'S TRANSFER AGENT, EQUISERVE, L.P. ("EQUISERVE"), MAY CHOOSE TO VOTE THOSE SHARES VIA THE INTERNET AT EQUISERVE'S VOTING WEB SITE (WWW.EPROXYVOTE.COM/DNEX), OR THEY MAY VOTE TELEPHONICALLY, WITHIN THE U.S. ONLY, BY CALLING EQUISERVE AT 1 (877) 779-8683 (TOLL-FREE), OR FOR STOCKHOLDERS RESIDING OUTSIDE THE U.S. BY CALLING COLLECT ON A TOUCH-TONE PHONE AT (201) 536-8073. STOCKHOLDERS HOLDING SHARES WITH A BROKER OR BANK MAY ALSO BE ELIGIBLE
TO VOTE VIA THE INTERNET OR TO VOTE TELEPHONICALLY IF THEIR BROKER OR BANK PARTICIPATES IN THE PROXY VOTING PROGRAM PROVIDED BY ADP INVESTOR COMMUNICATION SERVICES. SEE "VOTING VIA THE INTERNET OR BY TELEPHONE" IN THE PROXY
STATEMENT FOR FURTHER DETAILS.

DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94085

2000 Proxy Statement
Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on Friday, October 27, 2000, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 15, 2000, to all stockholders entitled to vote at the Annual Meeting.

Voting Via the Internet or by Telephone

If you hold your shares directly registered in your name with EquiServe:

If you hold your shares in an account with a broker or bank that participates in the ADP
Investor Communication Services program:

To vote by phone (within the U.S. only, call toll-free) 1 (877) 779-8683, or (outside of the U.S., call collect on a touch-tone phone),
(201) 536-8073

To vote via the Internet:
www.eproxyvote.com/dnex

To vote by phone: your voting form from your broker or bank will show the telephone number to call.

To vote via the Internet
www.proxyvote.com


For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with EquiServe may vote those shares telephonically by calling EquiServe at 1 (877) 779-8683 (within the U.S. only, toll-free), or via the Internet at EquiServe's voting Web site (www.eproxyvote.com/dnex).

For Shares Registered in the Name of a Broker or Bank. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options.
This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone.
Votes submitted via the Internet or by telephone must be received by 12:00 midnight, Eastern Standard Time, on October 26, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on September 11, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 11, 2000, the Company had outstanding and entitled to vote 22,048,824 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Mercury Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC") is May 14, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is July 30, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been elected by the stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 2000.

Name                  Age           Principal Occupation/Positions
                                    Held with the Company

David L. Anderson	    56            Managing Director of the general partner,
                                    Sutter Hill Ventures
James F. Battey	      79            Independent Investor
A. Blaine Bowman	     54            President and Chief Executive Officer
B.J. Moore	           64            Management Consultant
Riccardo Pigliucci	   53            Chairman and Chief Executive Officer,
                                    Discovery Partners International

Mr. Anderson has been the managing director of the general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974.
Mr. Anderson has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Anderson is also a director of Cytel Corporation, Neurex Corporation, BroadVision, Inc. and Molecular Devices Corporation and various private companies.

Dr. Battey was President and Chief Executive Officer of Psi Star, Inc., which manufactured equipment used in the production of computer circuit boards, from 1981 until May 1987, and Chairman of the Board of Psi Star from May 1987 until his retirement in May 1990. Dr. Battey has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company.

Mr. Bowman has served as the Company's President and Chief Executive Officer and as a director since the Company began operations in 1980. Mr. Bowman is also a director of Molecular Devices Corporation.

Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Moore is also a director of Adaptec, Inc. and American Xtal Technology, Inc.

Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market. From 1996 to 1997, Mr. Pigliucci was Chief Executive Officer of Life Sciences International, a supplier of scientific equipment and consumables to research, clinical and industrial markets. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. He was elected as a director of the Company in March 1998. Mr. Pigliucci is also a director of Biosphere Medical Corporation and Epoch Pharmaceutical, Inc.

Meetings; Committees

During the fiscal year ended June 30, 2000, the Board held four meetings. The Board has two committees, an Audit Committee and a Compensation Committee.

The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. During fiscal 2000, the Audit Committee consisted of Messrs. Anderson, Moore and Pigliucci and Dr. Battey and held one meeting. Mr. Anderson resigned from the Audit Committee effective July 1, 2000.

The Compensation Committee reviews and administers the compensation of the Company's officers and certain members of senior management of the Company. The members of the Compensation Committee are Messrs. Anderson, Moore and Pigliucci and Dr. Battey. During the fiscal year ended
June 30, 2000, the Compensation Committee held three meetings.

During the fiscal year ended June 30, 2000, each Board member attended 100% of the meetings of the Board and the committees upon which such member served.

PROPOSAL 2

APPROVAL OF INDEPENDENT AUDITORS

Deloitte & Touche LLP ("Deloitte & Touche") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1980.

The stockholders are being asked to ratify the approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2001. Although it is not required to do so, the Board is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2001. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE.

                           SECURITY OWNERSHIP
               CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 1, 2000 by (i) each director,
(ii) each Named Executive Officer (as defined under "Executive
Compensation"), (iii) all executive officers and directors as a group and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                     Beneficial Ownership (1)
                                                     Number of   Percent of
Name of Beneficial Owner                             Shares      Shares

Janus Capital Corporation (2)                        2,613,770    11.8%
   100 Fillmore Street
   Denver, CO 80206
Pioneer Investment Management Corporation (3)        2,026,000     9.2%
   60 State Street
   Boston, MA 02109
A. Blaine Bowman (4) 	                               1,274,388     5.6%
James F. Battey  	                                     495,980     2.2%
Barton Evans, Jr. (4) 	                                375,755     1.7%
David L. Anderson (4) 	                                292,032     1.3%
Brent J. Middleton (4)  	                               46,224       *
Nebojsa Avdalovic (4) 	                                 42,950       *
B. J. Moore (4) 	                                       40,040       *
Michael A. Merion (4)  	                                16,346       *
Riccardo Pigliucci (4) 	                                10,000       *
All executive officers and directors as a            2,684,783    11.6%
   group (11 persons) (5)

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,059,914 shares outstanding on August 1, 2000 adjusted as required by rules promulgated by the SEC.

(2)	Janus Capital Corporation is a registered investment advisor.  As of
August 1, 2000, Janus Capital Corporation had shared dispositive and voting power with respect to all of the shares set forth above.

(3)	Pioneer Investment Management Corporation is a registered investment advisor. As of August 1, 2000, Pioneer Investment Management Corporation had sole dispositive and voting power with respect to all of the shares set forth above.

(4)	Includes shares subject to outstanding stock options that were exercisable on August 1, 2000 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 601,000 shares; Mr. Evans, 250,000 shares;
Mr. Anderson, 10,000 shares; Dr. Avdalovic, 38,300 shares; Mr. Moore, 6,000 shares; Mr. Pigliucci, 10,000 shares; Dr. Merion, 10,000 shares; and
Mr. Middleton, 43,000 shares.

(5)	Includes shares described in note 4 above and 58,450 additional shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 2000 or could become exercisable within 60 days thereafter.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 2000, the Company's executive officers and directors complied with applicable
Section 16(a) filing requirements.


                       EXECUTIVE COMPENSATION

Compensation of Directors

Each Non-Employee Director received an annual fee of $16,500 in fiscal 2000 and $1,250 for each regularly scheduled meeting attended, including the Audit Committee meeting, and $800 for every other meeting attended. A Non-Employee Director is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code") (any such corporation, an "Affiliate"), and has not been an employee or the Company or any Affiliate for all or part of the preceding fiscal year. The annual fee payable to Non-Employee Directors during fiscal 2001 will remain the same as in fiscal 2000.

In addition, each Non-Employee Director is eligible for option grants under the Company's 1988 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan is administered by the Board. On the date of the annual meeting of stockholders, each member of the Board who is a Non-Employee Director, as defined above, is automatically granted under the Directors' Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a Non-Employee
Director is automatically granted an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors' Plan is five years from the date granted.

During the last fiscal year, the Company granted options covering 16,000 shares to the Non-Employee Directors of the Company at a weighted average exercise price per share of $45.75. Options to purchase 12,000 shares of Common Stock granted under the Directors' Plan were exercised during fiscal 2000, and the value realized upon exercise of such options was $268,218.

Compensation of Executive Officers

The following table sets forth, for the fiscal years ended June 30, 2000, 1999, and 1998, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at June 30, 2000 (the "Named Executive Officers").

                     SUMMARY COMPENSATION TABLE

                                                      Long-Term
                                                      Compensation
                                                      Awards
                                                      Number of
                                                      Shares of
                                                      Common
                                                      Stock
                                 Annual Compensation  Underlying All Other
Name and Principal Position Year Salary(1) Bonus(2)   Options    Compensation(3)

A. Blaine Bowman            2000 $376,192  $340,759(4) 190,000      $8,500
 President and              1999  354,596   400,497(4)    --         8,000
 Chief Executive Officer    1998  334,904   361,489(4) 160,000       8,000

Barton Evans, Jr. 	         2000 $246,346  $139,440     80,000      $8,311
 Senior Vice President      1999  224,539   147,369       --         7,676
                            1998  209,238   127,699     40,000       7,995

Nebojsa Avdalovic	          2000 $191,808   $63,496     32,000      $8,669
 Vice President             1999  175,054    64,164       --         8,485
                            1998  168,185    58,399     18,000       8,294

Michael A. Merion	          2000 $156,447   $54,353     37,000      $8,844
 Vice President             1999  132,362    53,561       --         8,138
                            1998  119,135    47,121     20,000       6,117

Brent J. Middleton	         2000 $175,385   $94,757     60,000      $8,692
 Vice President             1999  149,515    84,749       --         8,664
                            1998  137,423    77,080     30,000       9,356

(1)	Includes amounts earned but deferred at the election of the Named
Executive Officers pursuant to the Company's 401(k) Plan.

(2)	Amounts shown include amounts earned under the Company's Employee Profit
Sharing Plan and the Management Bonus Plan.  Under the Employee Profit
Sharing Plan, amounts earned in fiscal years 2000, 1999, and 1998, respectively, were as follows: Mr. Bowman $65,759, $80,497 and $71,489;
Mr. Evans $35,440, $39,369 and $34,669; Dr. Avdalovic $23,496, $25,164 and
$23,399; Mr. Middleton $24,757, $24,749 and $22,080; and Dr. Merion $19,353,
$19,561 and $17,121. Under the Management Bonus Plan, amounts earned in fiscal years 2000, 1999 and 1998, respectively, were as follows:
Mr. Bowman $275,000, $320,000 and $290,000; Mr. Evans $104,000, $108,000
and $93,000; Dr. Avdalovic $40,000, $39,000 and $35,000; Mr. Middleton
$70,000, $60,000 and $55,000; and Dr. Merion $35,000, $34,000 and $30,000.

(3)	Amounts shown include Company contributions to the Company's 401(k) Plan.

(4)	Includes $150,000, $220,000 and $190,000 deferred at the election of Mr.
Bowman for fiscal 2000, 1999 and 1998, respectively, pursuant to the Company's compensation deferral plan established by the Company for Mr. Bowman.

Stock Option Grants and Exercises

The Company grants options to its executive officers under the Dionex Corporation Stock Option Plan. As of June 30, 2000, options to purchase a total of 3,020,082 shares had been granted and were outstanding under the Plan and the Company's now-expired 1984 Supplemental Stock Option Plan. Options to purchase 1,398,708 shares remained available for grant under the plan.

                     OPTION GRANTS IN LAST FISCAL YEAR

                         Individual Grants

              Number of
              Shares of   % of Total                      Potential Realizable
              Common      Options                         Value at Assumed
              Stock       Granted to Exercise             Annual Rates of Stock
              Underlying  Employees  Price                Price Appreciation
              Options     in Fiscal  Per      Expiration  for Option Term (3)
Name          Granted (1) Year (2)   Share    Date        5%         10%

Mr. Bowman    190,000     17.4%      $32.00   1/19/2010   $3,823,712 $9,689,696
Mr. Evans      55,000      5.0%      $32.00   1/19/2010   $1,106,864 $2,804,912
               25,000      2.3%      $32.25   4/11/2010   $  507,051 $1,284,921
Dr. Avdalovic  20,000      1.8%      $32.00   1/19/2010   $  402,496 $1,019,968
               12,000      1.1%      $32.25   4/11/2010   $  243,384 $  616,762
Dr. Merion     25,000      2.3%      $32.00   1/19/2010   $  503,120 $1,274,960
               12,000      1.1%      $32.25   4/11/2010   $  243,384 $  616,762
Mr. Middleton  40,000      3.7%      $32.00   1/19/2010   $  804,992 $2,039,936
               20,000      1.8%      $32.25   4/11/2010   $  405,641 $1,027,937
All stockholders as a group(4)                                  $447    $ 1,133
                                                             million    million

(1)	Consists of incentive stock options to purchase 31,340 shares of Common
Stock and nonstatutory stock options to purchase 367,660 shares of Common
Stock granted under the Plan. Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vests over four years from the date of the grant. The exercise prices of such options are equal to 100% of the fair market value of the Company's Common Stock at January 20, 2000 and April 12, 2000, respectively, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market for the business day prior to the date of grant. The Plan contains provisions permitting the Board to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

(2)  	Based on 1,091,200 options granted to employees in fiscal 2000.

(3)  	In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on January 20, 2000 at $32.00, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on January 19, 2010, would have profits of $20.12 and $51.00, respectively, on his or her $32.00 investment. In addition, a stockholder who purchased one share of stock on April 12, 2000 at $32.25, held the stock for ten years (while the stock appreciated at 5% and 10% annual rate, respectively) and sold it on April 11, 2010, would have profits of $20.28 and $51.40, respectively, on his or her $32.25 investment. No gain to the optionee is possible unless the price of the Company's stock increases over the option term, benefiting all of the Company's stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

(4)  	These amounts represent the increase in the aggregate market value of the
Common Stock outstanding as of April 12, 2000 (22,039,000 shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the Named Executive Officers. These amounts do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                    FISCAL YEAR-END OPTION VALUES

                                 Number of
              Number of          Shares of Common       Value of
              Shares             Stock Underlying       Unexercised In-the-
              Acquired           Unexercised Options    Money Options at
              On       Value     At Fiscal Year End     At Fiscal Year End
Name          Exercise Realized  Exercisable/Unexercis. Exercisable/Unexercis.
                         (1)           (2)                    (3)

Mr. Bowman     205,000 $7,335,313   601,000/320,000      $8,507,625/$731,875
Mr. Evans          -         -      250,000/114,000      $3,946,875/$198,625
Dr. Avdalovic   30,000   1,030 888   38,300/45,500         $422,269/$70,594
Dr. Merion      19,600     522,775   10,000/51,000          $26,250/$68,000
Mr. Middleton   27,600     702,775   43,000/80,000         $363,312/$91,563

(1)	Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)	Includes both "in-the-money" and "out-of-the-money" options.  An "in-the-
money" option has an exercise price below the market price of the Common
Stock on the last day of the fiscal year.

(3)	Represents the fair market value of the underlying shares on the last day of the fiscal year ($26.75 based on the closing sales price of the Common
Stock as reported on the Nasdaq National Market) less the exercise price.

                    COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (the "Committee") consists of non-employee directors and establishes compensation policy and practices for the Company's Chief Executive Officer ("CEO") and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company's overall performance. The Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

Compensation Philosophy

The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company.
In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value.
The Company's total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for employees.

Cash-Based Compensation

Cash-based compensation paid to executive officers in fiscal 2000 consisted of base salary, including amounts received pursuant to the Company's Employee Profit Sharing Plan, and an annual incentive award under the Company's Management Bonus Plan. For fiscal 2000, in making its competitive analysis of cash-based executive compensation, the Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

Base Salary

The Committee annually reviews and adjusts each executive officer's base salary. To ensure retention of qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to factors. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. Generally, in determining salary adjustments for executive officers (other than the chief executive officer), the Committee relies primarily on the evaluation and recommendations of Mr. Bowman.

Employee Profit Sharing Plan

The Company's Employee Profit Sharing Plan (the "EPSP") has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company's profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 2000, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to 10.37% of such employee's eligible compensation.

Annual Incentive Award

The Management Bonus Plan (the "MBP"), an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved for any given year. Company objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all criteria. At the end of each fiscal year, the Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Committee then determines individual awards under the MBP by evaluating each participant's contribution to the achievement of the Company's objectives and overall individual performance as well as by ensuring that bonus awards remain at competitive levels.

Cash-based Compensation for Fiscal 2000

The amount of the aggregate of Mr. Bowman's base salary and EPSP award for fiscal 2000, in addition to his annual bonus under the MBP, was in the first quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Committee set Mr. Bowman's base annual salary for fiscal 2001 at $375,000, representing an increase of 7% over his base salary for fiscal 2000.

In setting Mr. Bowman's base salary and amount of award under the MBP, the Committee took into account, in addition to competitive consideration, the Committee's evaluation of Mr. Bowman's contribution to the performance of the Company in fiscal 2000. In particular, the Committee took into consideration the Company's financial performance, including sales growth and profitability, as well as contributions by Mr. Bowman to achievements in strategic planning and positioning. The Committee also considered Mr. Bowman's leadership and experience in the separations science industry and the scope of Mr. Bowman's responsibility. As the result of this assessment, Mr. Bowman was awarded an annual bonus of $275,000.

Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 2000. The percentage increase in base salaries of executive officers ranged from 13% to 39%. The executive officers received awards under the MBP ranging from 9% to 39% of their base salaries.

Long-Term Incentives

The Company utilizes a long-term incentive program, currently consisting of the Dionex Corporation Stock Option Plan (the "Plan") to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and invested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

In fiscal 2000, Mr. Bowman was granted an option to purchase 190,000 shares and the other executive officers were granted options to purchase share in amounts ranging from 32,000 to 80,000 shares.

In fiscal 1999, no options were granted options to executive officers.

Section 162(m) of the Code generally limits the Company's deduction, for federal income tax purposes, to no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above
$1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation". In fiscal 1996, the Company's stockholders approved an amendment to the Plan that enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option that qualifies as "performance-based compensation" and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code
Section 162(m). The Committee believes that it is unlikely that compensation, excluding the value of any stock options granted under the Plan, paid to any Named Executive Officer in a taxable year which is subject to the limitation will exceed $1 million.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

DAVID L. ANDERSON
JAMES F. BATTEY
B. J. MOORE
RICCARDO PIGLIUCCI

PERFORMANCE MEASUREMENT COMPARISON(1)

The following chart shows total stockholder return for the Standard &
Poor's 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")(2) and for the Company:

      COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT(3)

THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL

                     1995	   1996   	1997   	1998   	1999   	2000
Dionex Corporation  	100.00 	140.98 	224.04 	230.60 	354.10 	233.88
Industry Index      	100.00 	136.81 	167.31 	166.44 	235.81 	594.75
S&P 500 Index       	100.00 	126.00 	169.73 	220.92 	271.19 	290.85

(1) This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date thereof and irrespective of any general incorporation language in any such filing.

(2) Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year's Peer Group but are not included in this year's Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year's Peer Group but are included in this year's Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

(3)The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor's 500 Stock Index and the Peer Group, based on June 30, 1995 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                              OTHER MATTERS

The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors

JAMES C. GAITHER
Secretary
September 11, 2000

                                 PROXY

                           Dionex Corporation

                PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2000

The undersigned hereby appoints A. Blaine Bowman and Craig A. McCollam, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085 on October 27, 2000 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED,
THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTE BY TELEPHONE
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE
(1-877-779-8683).

Follow these four easy steps:
1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2. Call the toll-free number
   1-877-PRX-VOTE (1-877-779-8683).
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET
It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying	Proxy Statement/Prospectus
  	and Proxy Card.
2. Go to the Website http://www.eproxyvote.com/dnex
3. Enter your 14-digit Voter Control Number located on your proxy Card above your name.
4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/dnex anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                    DETACH HERE

/X/ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.

1. To elect five directors to hold office until the next
   Annual Meeting of Stockholders and until their successors are elected. Nominees:

  (01) David L. Anderson, (02) James F. Battey,
  (03) A. Blaine Bowman, (04) B.J. Moore and (05) Riccardo
  Pigliucci.

FOR ALL NOMINEES / /    / / WITHHELD FROM ALL NOMINEES

 / / --------------------------------------
To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) above.

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending
   June 30, 2001.

/ /FOR   / /AGAINST   / /ABSTAIN

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United
States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors,administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:_________ Date:_____ Signature:________ Date:_____